JOINT DEVELOPMENT AND MANUFACTURING AGREEMENT

This Joint Development and Manufacturing Agreement (this “Agreement”), is entered into as of June 20, 2017 (the “Effective Date”), by and between Bionik Laboratories Corp., a Delaware corporation, with offices located at 483 Bay Street, N105, Toronto, Ontario M5G 2C9, Canada (“Bionik,”) and Wistron Medical Tech Holding Company, a Taiwan-based company, with offices located III 6f., No.158, Xingshan Rd., Neihu Dist., Taipei City 114, Taiwan, Republic or Chinn (“Wistron”) (each, sometimes a “Party’’, and collectively, the “Parties”).

Recitals

WHEREAS, Bionik is engaged in the development, manufacturing, and sale or physical rehabilitation technologies, prosthetics, and assistive robotic products, including the ARKE (as defined below);

WHEREAS, Wistron is an ODM (Original Design Manufacturer) and service company that focuses on providing lending OEMs in the global technology industry;

WHEREAS, the Parties wish to jointly design, redesign, engineer, and/or manufacture low-priced lower-body assistive robotic consumer products for the home market based off of certain Bionik products, technologies and/or intellectual property, including the ARKE, and as set forth in this Agreement (the “Joint Development Project”);

WHEREAS, each Party is willing to grant to the other rights to its Background Intellectual Property on an as-needed basis during the Joint Development Project to permit the other Party to conduct their activities under this Agreement in accordance with the terms and conditions set forth herein; and

WHEREAS, as partial consideration for entering into this Agreement, Bionik shall grant to Wistron exclusivity to manufacture the Joint Development Products in accordance with terms to be determined in accordance with Section 2.5.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of a Person (as defined below) mean any person that directly or indirectly controls, is controlled by or is under common control with such specified person. For purposes of this definition “control” (including “controlling,” “controlled by,” and “under common control with”) menus the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“ARKE” means the lower body exoskeleton owned, researched, developed and trademarked by Bionik, commonly known as the ARKE.

“Background Intellectual Property” means Bionik Intellectual Property and Wistron Intellectual Property.

“Bionik Background Intellectual Property” means Intellectual Property owned or controlled by or licensed to Bionik which is necessary to permit Wistron to perform its obligations under this Agreement end (a) was made, invented, developed, created, conceived, reduced to practice, or has a filing date before the Effective Date and is not Developed Intellectual Property; or (b) was acquired by Bionik during the Term of this Agreement, other than by joint acquisition or ownership with Wistron. Bionik Background Intellectual Property includes, with respect to each of the foregoing items, all rights in any patents or patent applications, copyrights, trade secret rights, and other Intellectual Property rights relating thereto. Bionik Background Intellectual Property includes, but is not limited 10, the Bionik Background Intellectual Property listed in Schedule as it may be amended by the Parties from time to time.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Ontario, Canada or Boston, Massachusetts or Taipei, Taiwan are authorized or required by Law to be closed for business

“Commercially Reasonable Efforts” means the carrying out of a Party’s obligations under this Agreement with the exercise of prudent scientific and business judgment and a level of effort and resources consistent with such judgment, efforts, and resources that the Party who bears the performance obligation or a comparable third party in the medical device industry would employ for products of similar strategic importance and commercial value that result from its own research efforts. Commercially Reasonable Efforts includes: (a) promptly assigning responsibility for development activities to specific employees who are held accountable for progress and monitoring such progress on an on-going basis; (b) selling and consistently seeking to achieve specific and meaningful objectives and time lilies for carrying our such development activities; and (c) consistently making and implementing decisions and allocating resources designed to advance the progress of such objectives and timelines.

“Competing Product” means any product, method, process, or other subject matter that is derived from the Bionik Background Intellectual Property or Developed Intellectual Property that has the same mechanism of action as a Joint Development Product.

“Confidential Information” means any Information that is treated as confidential by a Parry, or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such lnformation is marked, designated, 01’ otherwise identified as “confidential,” and includes any lnformation that due to the nature of its subject matter or circumstances surrounding its disclosure, could reasonably be understood to be non-public, confidential, or proprietary, including, without limitation: (a) the existence, terms and conditions of this Agreement; (b) all Information concerning the Joint Development Project, the Joint Development Product, end Developed lntellectual Property; (c) all Information concerning past, present, and future business affairs including finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, research, development, sales and other commercial strategies; (d) all lnformation concerning unpatented inventions, ideas, methods, discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention slim maries, and other confidential intellectual property; (e) all designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, end other visual depictions, in whole or in part, of any of the foregoing; and (f) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials that contain, are based on, or otherwise reflect or arc derived from, any of the foregoing in whole or in part.

Confidential Information does not include Information that: (w) was already known by or ill the possession of the Receiving Party (as defined in Section 6.1) or its Affiliates without restriction on use or disclosure before the receipt of such lnformation directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party, without reference to or use of any of the Disclosing Party’s Confidential Information; (y) was or becomes generally known by the public other than as a result of any breach of this Agreement, or other wrongful act, of the Receiving Party or its Affiliates: or (z) was or becomes available to the Receiving Party, or its Affiliates, or received by the Receiving Party from a third Party who was not, at the time, under an obligation to the Disclosing Party or its Affiliates or· any other Person to maintain the confidentiality of such lnformation.

“Developed Intellectual Property” means all Intellectual Property covering technology made, invented, developed, created, conceived, of reduced to practice after the Effective Date and (a) as a result of work conducted pursuant to this Agreement, or (b) by a Receiving Party derived from or based on the other Party’s Confidential Information pursuant to the terms of this Agreement, in each case, including the rights all rights in any patents or patent applications, copyrights, trade secrets, and other Intellectual Property rights relating thereto.

“Force Majeure” has the meaning set forth in Section 13 l.

“Information” means any and all ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, rests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions, and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational, or other) in which such Information may be communicated or subsist. Without limiting the foregoing sentence, information includes any technological, scientific, business, legal, patent, organizational, commercial, operational, or financial materials or information.

“Intellectual Property” means all patentable and unpatentable inventions, works of authorship or expression, including computer programs, data collections and databases, and trade secrets, and other Information.

“Joint Development Product” means any product jointly developed by the Parties in connection with the Joint Development Project.

“Joint Development Product” means the joint design, redesign, engineer, and manufacture or low-priced (i.e., a target manufacturing price (F.O. B.) of US$15,OOO or less per product, excluding Amortized NRE Amounts) lower-body assistive robotic consumer products for the home market focused on the aging population, based on certain Bionik Background Intellectual Property, as determined and agreed upon by the Parties from time to time.

“Joint Development Project Plan” means the essential elements or the Joint Development Project as determined from time to time by the Parties and memorialized in writing, including details concerning the scope or work for each Party, protocols, specifications, schedule of activities, timeline, and milestones, budget, payment and funding obligations and other Joint Development Project requirements.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law or any federal, state, local, or foreign government or political subdivision thereof or any arbitrator, court, or tribunal of competent jurisdiction,

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, lines, costs, or expenses of whatever kind, including reasonable attorneys” fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Participant Invention” has the meaning set forth in Section 2.4(b)(i).

“Participating Individual” has the meaning set forth in Section 2A(b),

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Regulatory Approval” means any and all approvals (including any applicable supplements, amendments, pre- and post-approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations, or authorizations of any Regulatory Authority necessary for any development, manufacture, or commercialization of the Joint Development Product.

“Regulatory Authority” means any governmental regulatory authority, agency, or entity involved in granting Regulatory Approval of, or otherwise regulating any aspect of the conduct, development, manufacture, market approval, sale, distribution, packaging, or use of the Joint Development Product.

“Representative” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal, technical, and business advisors.

“Term” has the meaning set forth in Section 12.1.

“Territory” means those countries identified in Section 2.5(c).

“Wistron Background Intellectual Property” means Intellectual Property owned or controlled by Wistron which is necessary to permit Bionik to perform its obligations under this Agreement and (a) was made, invented, developed, created, conceived, reduced to practice, or have a filing date before the Effective Date and is not Developed Intellectual Property; or (b) were acquired by Wistron during the Term of this Agreement, other than by joint acquisition or ownership with Bionik. Wistron Background Intellectual Property includes, with respect to each of the foregoing items, all rights in any patents or patent applications, copyrights, trade secret rights, and other lntellectual Property rights relating thereto. Wistron Background Intellectual Property includes, but is not limited to, Wistron Background Intellectual Property listed in Schedule 2 as it may be amended by the Parties from time to time.

2.       Joint Development Project.

2.1       Joint Development Project Activities. The Parties have entered into this Agreement to jointly and collaboratively research and develop one or mare Joint Development Products as set forth in this Agreement and as may be agreed to from time to time in writing by the Parties.

(a)       The Parties shall work together to develop one or more Joint Development Products in accordance with a Joint Development Project Plan.

(b)       Each Party shall use Commercially Reasonable Efforts to:

(i)       perform its responsibilities in accordance with this Agreement and the Joint Development Project Plan and perform all Joint Development Project Plan requirements, including by meeting all Joint Development Project Plan timelines and find milestones; and

(ii)       cooperate with and provide reasonable support to the other Party in connection with the other Party’s performance of its obligations under this Agreement including the Joint Development Project Plan

2.2       [Intentionally Omitted].

2.3       Project Development. In accordance with the provisions and objectives of this Agreement and each Joint Development Project Plan, each Party will use its own employees, engineers and personnel at their own sole cost find expense. It is expected that Bionik will provide the Bionik Background Intellectual Property and assistance with planning each Joint Development Project Plan, and Wistron will develop, design and engineer the Joint Development Products with direction and input of Bionik in accordance with the Joint Development Project Plan. Wistron will be reimbursed for all of its cost and expenses hereunder through either (a) an increase in the cost of goods and minimum unit shipment to Bionik (Amortized NRE Amount), to be agreed to by the Parties as part of each Joint Development Project Plan, or (b) the prepayment of any or all such costs and expenses of Wistron, or (c) a combination thereof; in any case such costs and expenses to be mutually agreed upon in writing by the Parties as part of the determination of the Joint Development Project Plan.

2.4       Conduct of the Joint Development Project.

(a)       Each Party shall be responsible for the deployment and oversight of its own employees and personnel in connection with such Parties duties and obligations under this Agreement, with the precise deployment and allocation of’ responsibilities of each Parties’ employees and personnel to be determined by each Party in its sole discretion. Each Party shall further dedicate to the Joint Development Project appropriate time and involvement by its management, including regular participation in various meetings concerning the Joint Development Project.

(b)       Each Representative of a Party who is not an employee of a Party that works on the Joint Development Project, attends any meeting concerning the Joint Development Project, or is given access to any of the other Party’s Confidential Information (a “Participating Individual”), shall be bound by a written agreement requiring such Participating Individual to:

(i)       follow that Party’s policies and procedures for reporting any inventions, discoveries, or other Intellectual Property or Information invented, conceived, developed, derived, discovered, generated, identified, or otherwise made by the Participating Individual in the course of his employment or retention by the Party and/or that arises from access to Confidential Information of either Party that relates to the Joint Development Project (each a “Participant Invention”);

(ii)       assign to Bionik all of his right, title, and interest in and to the Participant Inventions, including all Intellectual Property rights relating thereto;

(iii)       cooperate in the preparation, filing, prosecution, maintenance, defense, and enforcement of any patent or other rights in any Participant Invention;

(iv)       perform all acts and sign, execute, acknowledge, and deliver any and all papers, documents, and instruments required to fulfill the obligations and purposes of that agreement; and

(v)       be bound by obligations of confidentiality and non-use no less restrictive than those set out in this Agreement.

(c)       A11 day-to-day decisions concerning matters and functions allocated or delegated to a Party pursuant to the Joint Development Project Plan, unless expressly reserved in this Agreement for determination or approval by the other Party, shall be deemed to be within the decision-making authority of that Party; provided that all such decisions shall be consistent with the Joint Development Project, the scope of the allocation or delegation to that Party under the Joint Development Project Plan, and the terms and conditions of this Agreement.

2.5       Manufacturing and Distribution.

(a)       Following the successful completion of the development and engineering of a Joint Development Product in accordance with a Joint Development Project Plan, Wistron shall be the sole manufacturer of such Joint Development Product, on terms and conditions customary for agreements of that kind to be agreed to in writing in good faith by the Parties.

(b)       Wistron and Bionik shall jointly determine whether or not to enter into an agreement pursuant to which Wistron would assist Bionik with reducing Bionik’s overall manufacturing costs for some or all of Bionik’s products, on terms and conditions customary for agreements of that kind to be agreed to in writing in good faith by the Parties

(c)       The Parties shall in good faith negotiate and enter into a Sales and Distribution Agreement, pursuant to which Wistron shall have rights to distribute select Bionik products in Greater China, Japan, and Southeast Asia, with the first of such products to be the first Joint Development Product under this Agreement.

2.6       Information Exchange.

(a)       During the Term, each Party shall provide to the other Party reasonable access to its Representatives, facilities, books, and records, and such other Information that the Disclosing Party believes to be necessary or useful (i) to support the other Party’s efforts to conduct its Joint Development Project Plan activities or (ii) for the other Party to exercise its rights or meet its obligations under this Agreement, and any other Information that the other Party reasonably requests for any of the purposes set forth in this Section 2.6(a). These required disclosures include all disclosures required by Section 5.1(a) and any design, development, manufacturing, clinical, pre-clinical, or non-clinical, testing, financial, marketing, sales, quality, and regulatory approval and compliance Information described in the preceding sentence.

(b)       Each Party may use Information relating to the Joint Development Project, including all clinical, pre-clinical, and non-clinical tests, studies, data, and reports conducted as part of or concerning the Joint Development Project, for all purposes permitted by this Agreement.

(c)       Neither Party is required to provide to the other Party, or any other Person, any Information that is not required or useful for the other Party to perform its obligations or exercise its rights under this Agreement.

(d)       Neither Party may use the other Party’s Information for any purpose other than solely to exercise its rights under this Agreement or perform its obligations under the Joint Development Project Plan in compliance with all applicable Laws. Neither Party may sell, transfer, disclose, or otherwise provide access to the Disclosing Party’s Information without the prior express written consent of the Disclosing Party. Notwithstanding the foregoing or any other provision of this Agreement, the Receiving Party may allow access, on a need-to-know basis, to the Disclosing Party’s Information by the Receiving Party’s Representatives pursuant to this Section 2.6(d), provided that the Representatives are made aware of and agree in writing to be bound by the restrictions on the Information’s use set forth in this Agreement.

(e)       On expiration or termination of this Agreement, at the Disclosing Party’s written request, the recipient and its Representatives shall promptly return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Information, or destroy all such copies and certify in writing to the Disclosing Party that such Information has been destroyed. In addition, the recipient shall also destroy all copies of any notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials created by the recipient or its Representatives and certify in writing to the Disclosing Party that such copies have been destroyed.

(f)       All right, title, and interest in and to any Information a Disclosing Party provides to the Receiving Party, including any replication, copy, derivative, or progeny thereof, including all Intellectual Property rights relating to any of the foregoing, shall be, and remain, vested in the Disclosing Party.

2.7       Regulatory Affairs.

(a)       Wistron shall, if required and at Bionik’s expense, be responsible to address all regulatory matters that may arise under the Joint Development Project within the Territory, including communicating with any Regulatory Authority in the Territory concerning the Joint Development Product, and Wistron shall maintaining control over the manufacturing facilities and equipment to the extent required by the Regulatory Authority.

(b)       Wistron shall, to the extent required by the Regulatory Authority in the Territory, file any application for Regulatory Approval in the name of Bionik where applicable. Before making any submission to any Regulatory Authority pursuant to this Agreement, Wistron shall consult with Bionik in preparing and mutually agreeing on the content and scope of such Regulatory Approval submission.

(c)       Where applicable, Bionik shall own and hold all licenses, authorizations, and approvals issued by any Regulatory Authority relating to the Joint Development Project or Joint Development Product;

(d)       Wistron may reference and use, file, or incorporate by reference any Regulatory Approval and all data and other Information included or referenced or filed in support of such Regulatory Approvals to support regulatory submissions that Wistron is permitted to make under this Agreement for the Joint Development Product.

3.       [Intentionally Omitted].

4.       Background Intellectual Property Cross-License.

4.1       License to Bionik. Subject to the terms and conditions of this Agreement, Wistron, on behalf of itself and its Affiliates, hereby grants to Bionik during the Term a fully paid up, non-exclusive, royalty-free, non-transferrable and non-sublicensable license under the Wistron Background Intellectual Property to: (i) develop the Joint Development Product for commercialization and use; and (ii) use the Joint Development Product as reasonably necessary for Bionik to perform its obligations under this Agreement; provided that Wistron Background Intellectual Property will he licensed to Bionik solely to the Joint Developed Products manufactured or supplied by Wistron.

4.2       License to Wistron. Subject to the terms and conditions of this Agreement, Bionik, on behalf of itself and its Affiliates, hereby grants to Wistron during the Term a fully paid up, non-exclusive, royalty-free, non-transferable and non-sublicensable license under the Bionik Background Intellectual Property to: (i) develop the Joint Development Product for commercialization and use; and (ii) manufacture and use the Joint Development Product as reasonably neccssary for Wistron to perform its obligations under this Agreement.

4.3       No Further Rights. Notwithstanding any other provision in this Agreement, under no circumstances shall a Party to this Agreement, as a result of this Agreement, have any right under or to the Background Intellectual Property of the other Party except for the limited activities and purposes permitted by the licenses set forth in Section 4.1 and Section 4.2.

5.       Developed Intellectual Property.

5.1       Invention Disclosure and Record-Keeping.

(a)       Each Party shall disclose to the other Party all Developed Intellectual Property, including copies of all invention disclosures and other similar documents created in the normal course or its business that disclose any conception or reduction to practice of any Intellectual Property constituting Developed Intellectual Property.

(b)       Each Party shall maintain contemporaneous, complete, and accurate written records of its Representatives’ activities concerning Developed Intellectual Property that provide proof of the conception date and reduction to practice date of any Developed Intellectual Property for which the Party’s Representative claims inventorship status.

5.2      Ownership of Developed Intellectual Property.

(a) Regardless of inventorship, as between the Parties, Bionik shall own all right, title, fand interest in and to Developed Intellectual Property after Bionik’s completion of all reimbursement obligation pursuant to Section 2.3.

(b) Subject to Bionik’s reimbursement obligation pursuant to Section 2.3, Bionik will have the right, subject to this Agreement (including but not limited to Section 2.5(a)) and applicable Law, to make (through Wistron or Wistron Affiliates), have made (through Wistron or Wistron Affiliates), use, offer to sell, sell, and import Developed Intellectual Property and freely exercise, transfer, assign, license, encumber, and enforce all of its rights in the Developed Intellectual Property without the consent, joinder, or participation of Wistron. Wistron hereby unconditionally and irrevocably waives any right it may have under applicable I.aw as a joint owner of the Developed Intellectual Property to require such consent, joinder, participation.

(c) Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right, title, or Interest in or to any other intellectual Property or Confidential Information of the other Party, whether by implication, estoppel, or otherwise, including any items controlled or developed by the other Party, or delivered by the other Party, at any time pursuant to this Agreement.

5.3      Developed Intellectual Property Licenses.

(a) Subject to the terms and conditions of this Agreement, Bionik, on behalf of itself and its Affiliates, hereby grants to Wistron during the Term a fully paid up, non-exclusive, royalty-free, non-transferable license under the Developed Intellectual Property to: (i) develop the Joint Development Product for commercialization and use; and (ii) manufacture and use the Joint Development Product as reasonably necessary for Wistron to perform its development obligations under this Agreement.

(b) Notwithstanding any other provision in this Agreement, no Party shall have any right to make, use, offer for sale, sell, or import any product that would infringe any claim of any Developed Intellectual Property patent solely owned by the other Party other than for the limited activities and purposes permitted by this Section 5.3.

6.       Confidentiality.

6.1       Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and for five (5) years thereafter:

(a)       not use the Disclosing Party’s Confidential Information other than as necessary to exercise its rights and perform its obligations under this Agreement; and

(b)       maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 6.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i)       have a need to know the Confidential Information for purposes of the Receiving Parry’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii)       have been apprised of this restriction; and

(iii)       are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in Section 6.1, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of Section 6.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

6.2       Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, including, but not limited to, pursuant to state and federal securities laws of the United States, the Receiving Party shall:

(a)       provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective or other appropriate remedy or waive its rights under Section 6; and

(b)       disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 6, the Receiving Parry shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

7.       Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)       it is duly organized, validly existing, and in good standing as aI corporation or other entity as represented herein under the laws and regulations of its jurisdiction or incorporation, organization, or chartering:

(b)       (i) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) the execution of this Agreement by a Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

(c)       when executed and delivered by the Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms:

(d)       it is the legal and beneficial owner of the entire right, title, and interest in and to its Background Intellectual Property;

(e)       it has, and throughout the Term, will retain the unconditional and irrevocable right, power, and authority to grant the rights hereunder to its Background Intellectual Property pursuant to the terms of this Agreement;

(f)       it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to the Background Intellectual Property, or will not be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any Party’s representations, warranties, or obligations or rights or licenses hereunder;

(g)       it is under no obligation to any third Party that would interfere with its representations, warranties, or obligations under this Agreement, and

(h)       there neither are nor at any time during the Term will be any encumbrances, liens, or security interests involving its Background Intellectual Property that would prevent the Parties from fulfilling its obligations under this Agreement.

8.       Wistron Representations. Wistron represents and warrants to Bionik that Wistron possesses all requisite skill, know-how and technical expertise to perform its obligations under this Agreement and to render advice in the field of the Joint Development Project(s).

9.       Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS. ACCURACY, COMPLETENESS OF RESULTS, THE PROSPECTS OR LIKELIHOOD OF’ SUCCESS (FINANCIAL, REGULATORY, OR OTHERWISE) OF THE JOINT DEVELOPMENT PROJECTOR THE JOINT DEVELOPMENT PRODUCT.

10.       Indemnification.

10.1       Each Parry hereto (the “Indemnitor”) shall fully defend, indemnify and hold harmless the other Party and its subsidiaries. affiliates, officers, directors, employees and agents (collectively, “Party Indemnitees”) from and against any and all allegations. claims, actions, judgments, settlements, damages, losses, liabilities, costs and expenses (including attorneys’ and experts’ fees and expenses) directly or indirectly arising out of or in connection with (i) any breach or alleged breach by the Indemnitor of its obligations, representations, warranties or warranties under this Agreement, (ii) infringement or any alleged infringement of any patents, trade secrets, trademarks, copyrights or other intellectual properties of a third party by Party Indemnitees in relation to or in connection with Indemnitor’s intellectual properties incorporated in the Joint Development Products, and (iii) any other actions by third parties against Party Indemnitees arising out of or related to this Agreement.

10.2       Each Party Indemnitee (each hereinafter referred to as an “Indemnitee”), upon receipt or notice of any claim, complaint, suit, proceeding or cause of action in respect of which the Indemnitee intends to claim, indemnification in accordance with this Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof to the Indemnitor (referred to for the purposes of this Section as the “Indemnifying Party”); provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall elect, to assume control of such defense, in which event such defense will be conducted by counsel chosen by such Indemnifying Party, which counsel may be any counsel reasonably satisfactory to the Indemnitee against whom such claim is asserted, and the Indemnitee shall bear all fees and expenses of any additional counsel retained by it. Notwithstanding the immediately preceding sentence, if the named parties in such action (including impleaded parties) include the Indemnitee and the lndemnifying Party, and the lndemnitee shall have been advised by counsel that there may be a conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of such action or that there are legal defenses available to such Indemnitee different from or in addition to those available to the Indemnifying Party, then counsel for the Indemnitee shall be entitled, if the Indemnitee so elects, to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnitee, at the expense of the Indemnifying Party, if it is determined by agreement of the Indemnifying Party and the Indemnitee or by al court of competent jurisdiction that the Indemnitee is entitled to indemnification hereunder. If the Indemnifying Party shall elect not to assume the defense or such claim or action, then such Indemnifying Party shall reimburse such Indemnitee for the reasonable fees and expenses of any counsel retained by it, and shall be hound by the results obtained by the Indemnitee in respect of such claim or action if it is determined by agreement or the Indemnifying Party and the Indemnitee or by a court of competent jurisdiction that the Indemnitee is entitled to indemnification hereunder for such action; provided, however, that no such claim or action will be settled without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

11.       [Intentionally Omitted].

12.       Term and Termination

12.1       Term. This Agreement shall be deemed to have commenced on the Effective Date and, unless terminated earlier in accordance with Section 12.2 or Section 12.3, shall remain in force until the completion of the Joint Development Project ("Term").

12.2       Termination for Convenience.

(a) Notwithstanding any other provision of this Agreement to the contrary, at any time after the one (I) year anniversary of the Effective Date, either Party may terminate this Agreement in its sole discretion, for any or no reason, by providing thirty (30) Business Days prior written notice to the other Party.

(b) If, at any time, any Party fails to achieve a milestone identified in the Joint Development Project Plan, the Parties may mutually terminate the Agreement or agree, in writing, to an amendment of the Joint Development Project Plan extending the due date of the required milestone performance.

12.3       Termination for Cause.

(a) Either Party may terminate this Agreement if the other Party materially breaches this Agreement and (if such breach is curable) fails to cure such breach within ten (10) Business Days of being notified in writing to do so; provided, however, such ten (10) Business Day period may be extended at the non-breaching Party's sole discretion where the breaching Party provides to the non-breaching Party a plan to cure such breach within five (5) Business Days of the breach and cure notice. Notwithstanding the foregoing, if such breach is not curable, the non-breaching Party may immediately terminate this Agreement.

(b) Either Party may terminate this Agreement if the other Party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within thirty (30) Business Days or is not dismissed or vacated within thirty (30) Business Days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

12.4       Effect of Termination.

(a) Expiration or termination of this Agreement shall not relieve the Parties of any obligations accruing prior to the effective date of expiration or termination. Any expiration or termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder at Law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation. On any expiration or termination of this Agreement, each Party shall immediately cease all activities concerning the Joint Development Project.

(b) On expiration or termination of this Agreement all licenses to Background Intellectual Property and Developed Intellectual Property granted under this Agreement shall automatically terminate as of the effective date of such expiration or termination.

12.5      Survival. The rights and obligations of the Parties set forth in this Section 12.5 and Section 1 (Definitions), Section 2.1(c) (Joint Development Project), Section 5 (Developed Intellectual Property), Section 6 (Confidentiality), Section 10 (Indemnification), and Section 13 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

13.       Miscellaneous.

13.1       Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a) acts of God;

(b) flood, fire, or explosion;

(c) war, terrorism, invasion, riot, or other civil unrest;

(d) embargoes or blockades in effect on or after the date of this Agreement;

(e) national or regional emergency;

(f) strikes, labor stoppages or slowdowns, or other industrial disturbances;

(g) any passage of law or governmental order, rule, regulation, or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition; or

(h) national or regional shortage of adequate power or telecommunications or transportation facilities.

(each of the foregoing, a "Force Majeure"), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. A Party may terminate this Agreement if a Force Majeure event affecting the other Party continues substantially uninterrupted for a period of sixty (60) Business Days or more. Unless the Party terminates this Agreement pursuant to the preceding sentence, all timelines in the Joint Development Project Plan shall automatically be extended for a period up to the duration of the Force Majeure event.

13.2       Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

13.3       Independent Contractors. The relationship between the Parties is that of Independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever

13.4       No Public Statements or Use of Trademarks. Except as otherwise required by Law, including but not limited to filing requirements pursuant to the Securities Exchange Act of 1934, neither Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other Parry’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party. which shall not be unreasonably withheld. conditioned or delayed.

13.5       Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to Bionik:	483 Bay Street, N105 Toronto, Ontario M5G 2C9 Facsimile: [____] Email: pb@bioniklabs.com Attention: Peter Bloch
With a copy to:	Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza East Tower, 15th Floor Uniondale, New York 11556 Attn: Stephen E. Fox, Esq.
If to Wistron:	21F, No.88, Hsin Tai Wu Rd., Xizhi Dist. New Taipei City 22181, Taiwan (R.O.C.) Facsimile: +866-6612-1425 Email: brian_chong@wistron.com Attention: Brian Chong
With a copy to:	21F, No.88, Hsin Tai Wu Rd., Xizhi Dist. New Taipei City 22181, Taiwan (R.O.C.) Facsimile: +866-6612-1425 Email: gem_hsieh@wistron.com Attention: Gem Hsieh

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested): (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

13.6       Interpretation. For purposes or this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party, drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

13.7       Privileged Communications. It is expected that, in furtherance of this Agreement, the Parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters, and other written, electronic, and verbal communications. Such disclosures arc made with the understanding that they shall remain confidential and that they are made in connection with the shared community of legal interests existing between the Parties, including the community of legal interests in avoiding infringement of any valid, enforceable third Party patents and in obtaining patent protection for Developed Intellectual Property.

13.8       Headings. The headings in this Agreement arc for reference only and shall not affect the interpretation of this Agreement.

13.9       Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, including the Mutual Non-Disclosure Agreement entered into by and between the Parties constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13.10       Assignment. Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving a Party (regardless of whether that Patty is a surviving or disappearing entity) shall be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other Party’s prior written consent is required. No delegation or other transfer will relieve the other party of any of its obligations or performance under this Agreement. Any purported assignment. delegation, or transfer in violation of this Section 13.10 is void. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

13.11       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

13.12       Amendment; Modification; Waiver. This Agreement may only be amended, modified. or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.13       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.14       Governing Law; Submission to Jurisdiction.

(a)       This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws or any jurisdiction other than those of the State of New York.

(b)       Any dispute hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

13.15       Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury for any court proceeding arising out of or relating to this Agreement or the transactions contemplated hereby for which a Party may bring such a court proceeding.

13.16       Equitable Relief. In any claim for equitable relief, each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party shall be entitled to seek equitable relief including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

13.17       Attorneys’ Fees. In any dispute hereunder, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

13.18       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all or which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy or this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

BIONIK LABORATORIES CORP.

By: /s/ Peter Bloch
Name: Peter Bloch
Title: CEO

WISTRON MEDICAL TECH HOLDING COMPANY

By: /s/ Gem Hsich
Name: Gem Hsich
Title: Chief of MBDC

SCHEDULE 1

BIONIK BACKGROUND INTELLECTUAL PROPERTY

Patents and other intellectual property described from time to time in Bionik’s public filings with the U.S. Securities and Exchange Commission, including with respect to the ARKE and inMotion products.

SCHEDULE 2

WISTRON BACKGROUND INTELLECTUAL PROPERTY

SCHEDULE 2.7

TERRITORY

Nations of continental Asia, including Greater China, Japan and Southeast Asia.